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                                 Exhibit (14)(a)

                      Consent of PricewaterhouseCoopers LLP




















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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-14 of our report dated August 18, 2000, which appears in the June 30, 2000 Annual Report to Shareholders relating to the financial statements and financial highlights of the Ultra Short-Term Bond Fund, the Short-Term Bond Fund, the Intermediate Bond Fund, the Bond Fund, the Income Bond Fund, the Government Bond Fund, the Treasury & Agency Fund and the High Yield Bond Fund (eight series of One Group Mutual Funds) which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP

Columbus, Ohio
October 19, 2000